Exhibit 99.1
Expedia, Inc. Reports Fourth Quarter, Full-Year 2006 Results
BELLEVUE, Wash.—February 15, 2007—Expedia, Inc. (NASDAQ: EXPE) today announced financial results for its fourth quarter and full-year ended December 31, 2006.
“Begun with adversity, 2006 was a year of change, challenge and investment that ended positively for Expedia,” said Barry Diller, Expedia, Inc.’s Chairman and Senior Executive. “We believed our results would improve, and they did in the form of 10% OIBA growth for the fourth quarter, with robust international growth, a stabilized revenue margin and efficient expense control. At the same time, we continued to make longer term strides for shareholders—fortifying our brand portfolio, expanding and stabilizing supplier relations, extending our geographic reach in Europe and Asia-Pacific and continuing our commitment to capital efficiency by issuing debt and taking steps to reduce our share base nearly 15%, with an incremental authorization for 20 million shares still outstanding. The result is an Expedia better positioned for sustained growth and value creation in 2007 and beyond.”
“We continued our progress this quarter in stabilizing the Company’s operating profitability, resulting in OIBA at the high end of our expectations range for the year,” said Dara Khosrowshahi, Expedia, Inc.’s CEO and President. “We enter 2007 with online travel’s vanguard brands, more than 50 unique points of sale across the globe and an intense commitment to innovation, but above all with a firm eye toward re-accelerating growth at our flagship point of sale, Expedia.com®.”
Financial Summary & Operating Metrics (figures in $MM’s, except per share amounts)

	3 Months Ended	3 Months Ended	Y / Y	Year Ended	Year Ended	Y / Y
Metric	12.31.06	12.31.05	Growth	12.31.06	12.31.05	Growth
Gross bookings	$3,686.7	$3,395.1	9%	$17,160.6	$15,551.5	10%
Revenue	531.3	494.7	7%	2,237.6	2,119.5	6%
Revenue Margin	14.4%	14.6%	(16 bps)	13.0%	13.6%	(59 bps)
Gross profit	409.5	382.1	7%	1,734.9	1,639.2	6%
Operating income before amortization* (“OIBA”)	146.2	132.9	10%	599.0	627.4	(5%)
Operating income	99.5	85.7	16%	351.3	397.1	(12%)
Adjusted net income *	98.1	72.7	35%	390.5	415.8	(6%)
Net income	67.1	25.2	166%	244.9	228.7	7%
Adjusted EPS *	$0.28	$0.20	40%	$1.09	$1.18	(8%)
Diluted EPS	$0.20	$0.07	186%	$0.70	$0.65	8%
Free cash flow *	(131.2)	(102.7)	(28%)	524.8	806.9	(35%)
* “Operating income before amortization,” “Adjusted net income,” “Adjusted EPS,” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” on pages 16-18 herein for an explanation of non-GAAP measures used throughout this release. Please also see “Basis of Presentation” on page 19 for additional information on financial results for full-year 2005 results presented throughout this release.

1 of 20

Discussion of Results — Fourth Quarter 2006
Gross Bookings & Revenue
Gross bookings increased 9% for the fourth quarter 2006 compared with fourth quarter 2005. Domestic gross bookings increased 1% and international gross bookings increased 34%, or 27% excluding the impact of foreign exchange rates.
Revenue increased 7% for the fourth quarter, primarily driven by increased worldwide merchant hotel revenue, partially offset by a decline in our domestic air revenue. Domestic revenue growth was 1%, and international revenue increased 25%.
Worldwide merchant hotel revenue increased 15% for the fourth quarter. The growth was primarily driven by a 9% increase in revenue per room night, as well as by a 6% increase in room nights stayed, including rooms delivered as a component of vacation packages. Revenue per room night increased due to a 9% increase in worldwide average daily rates (“ADRs”), partially offset by a small decline in hotel raw margin.
Worldwide air revenues decreased 14% for the fourth quarter due to a 15% decrease in revenue per air ticket, partially offset by a 1% increase in air tickets sold. The decrease in revenue per air ticket reflects decreased compensation from air carriers and global distribution system (“GDS”) providers. Excluding merchant air tickets, worldwide air tickets sold would have increased 5%. Lower availability of merchant air inventory also impacted our packages revenue, which increased 1% compared with the prior year period.
Revenue as a percentage of gross bookings (“revenue margin”) was 14.4% for the fourth quarter, a decrease of 16 basis points. Domestic revenue margin was flat at 14.0%, while international revenue margin decreased 102 basis points to 15.5%. The fourth quarter decline in worldwide revenue margin was primarily due to the decline in air revenue per ticket, coupled with an increase in average worldwide airfares of 4%, as our remuneration generally does not vary with the price of the ticket. This impact was nearly offset by an increased mix of merchant hotel and advertising revenue, which have higher margins compared with our other product groups and services.
Profitability
Gross profit for the fourth quarter of 2006 was $410 million, an increase of 7% compared with the fourth quarter of 2005 primarily due to increased revenue, partially offset by a 16 basis point decline in gross margin to 77.1%. The gross margin decline was due in part to costs associated with our GDS diversification, partially offset by an increased mix of merchant hotel revenue, which has a higher gross margin than our overall business.
Operating Income Before Amortization (“OIBA”) for the fourth quarter increased 10% to $146 million, primarily driven by higher revenue. OIBA as a percentage of revenue increased 66 basis points to 27.5%, primarily reflecting lower growth in general and administrative and technology and content expenses excluding stock-based compensation compared to revenue growth during the quarter, partially offset by a lower gross margin. Operating income increased 16% during the quarter to $100 million due to the same factors impacting OIBA, as well as lower amortization expense related to intangibles, partially offset by higher stock-based compensation expense.
Adjusted net income for the fourth quarter increased $25 million due to an increase in OIBA, higher interest income on increased cash balances and a lower effective tax rate, partially offset by an increase in interest expense related to our Senior Notes. Net income increased $42 million due to a lower effective tax rate, an increase in operating income, a net increase in income related to derivative liabilities and increased interest income, partially offset by greater interest expense. Fourth quarter adjusted EPS and diluted EPS were $0.28 and $0.20, respectively. These measures increased 40% and 186% due to the same factors impacting adjusted net income and net income, as well as lower share counts from share repurchase activity during 2006.

2 of 20

Discussion of Results — Full Year 2006
Gross Bookings & Revenue
Gross bookings increased 10% in 2006 compared with 2005. Domestic gross bookings increased 6% and international gross bookings increased 26%, or 24% excluding the impact of foreign exchange rates.
Revenue increased 6% for the year, primarily driven by increased worldwide merchant hotel revenue, partially offset by a decline in our domestic air revenue. Domestic revenue growth was flat, and international revenue increased 24%.
Worldwide merchant hotel revenue increased 13% in 2006. The growth was primarily driven by a 10% increase in room nights stayed, including rooms delivered as a component of vacation packages, as well as by a 2% increase in revenue per room night. Revenue per room night increased due to a 6% increase in worldwide ADRs, partially offset by a decrease in hotel raw margins.
Worldwide air revenues decreased 14% in 2006 due to a 13% decrease in revenue per air ticket and a 2% decrease in air tickets sold. The decrease in revenue per air ticket reflects decreased compensation from air carriers and GDS providers. Excluding merchant air, worldwide air tickets sold would have increased 4%. Lower availability of merchant air inventory also impacted our packages revenue, which increased 1% compared with 2005.
Revenue margin was 13.0% in 2006, a decrease of 59 basis points. Domestic revenue margin decreased 76 basis points to 12.7%, while international revenue margin decreased 19 basis points to 13.9%. The decline in 2006 worldwide revenue margin was primarily due to the decline in air revenue per ticket, coupled with an increase in average worldwide airfares of 9%.
Profitability
Gross profit for 2006 was $1.73 billion, up 6% compared to 2005 due to increased revenue. Gross margin increased 19 basis points to 77.5%, due primarily to an increased mix of merchant hotel revenue.
OIBA decreased 5% to $599 million due to higher operating expenses, partially offset by higher revenue and the improvement in gross margin. OIBA as a percentage of revenue was down 283 basis points to 26.8%, primarily reflecting higher growth in selling and marketing and general and administrative expenses compared to revenue growth during the year. Operating income decreased 12% during the year to $351 million, driven by the same factors impacting OIBA, as well as a $47 million intangible asset impairment, partially offset by lower amortization expense related to intangible assets and lower stock-based compensation.
Adjusted net income for the year decreased by $25 million compared with 2005 due to lower OIBA, decreased interest income from lower cash balances and increased interest expense related to our Senior Notes issue. Net income increased by $16 million due to a lower effective tax rate, a net increase in income related to derivatives and an asset write-off in the prior period, partially offset by a decrease in operating income, lower net interest income and increased interest expense. 2006 adjusted EPS and diluted EPS were $1.09 and $0.70, respectively. These measures decreased 8% and increased 8%, respectively, due to the same factors impacting adjusted net income and net income.
Cash Flows & Working Capital
Net cash provided by operating activities in 2006 was $617 million and free cash flow was $525 million. Both measures include $133 million from a positive net change in operating assets and liabilities, primarily driven by our merchant hotel business.
Free cash flow in 2006 decreased $282 million from 2005 due primarily to increased cash taxes, increased capital expenditures, reduced benefit from working capital, lower OIBA and lower net interest income due to reduced cash balances. In addition, we reclassified the effect of exchange rates on our cash balances from “net cash provided by operating activities” to “effect of exchange rate changes on cash and cash equivalents” in our statements of cash flows.

3 of 20

Recent Highlights
Global Presence
•	Expedia, Inc.’s international points of sale in Canada, the United Kingdom, Germany, France, Italy, China, Australia, Japan and other countries accounted for a record 29% of gross bookings and 31% of revenue in the fourth quarter, up from 23% of gross bookings and 26% of revenue in the prior year periods. For full-year 2006, international accounted for 26% of gross bookings and 28% of revenue, up from 23% and 24% in 2005.
•	Expedia, Inc. entered the world’s second largest travel market with the launch of its Japanese Web site, Expedia.co.jp, offering Japanese travelers a selection of over 30,000 properties worldwide and features to help them choose the hotel that best meets their needs.
Brand Portfolio
•	The Hotwire.com™ site was ranked “Highest Customer Satisfaction For Independent Travel Web Sites” according to the J.D. Power and Associates’ 2006 Independent Travel Web Site Satisfaction StudySM, which ranked customer satisfaction when booking a hotel, airfare or rental car through an independent web site. (For J.D. Power and Associates award information including information about the study see www.jdpower.com.)
•	Expedia.com and WWTE® technology were selected by NYTimes.com, the #1 newspaper Web site in the U.S., and Sam’s Club, a division of WalMart stores. Under these agreements Expedia.com content will power the travel booking engine for these companies’ respective websites.
•	Expedia® Corporate Travel (“ECT”) added a record number of new client accounts during the fourth quarter, and grew worldwide gross bookings 45% to over $1 billion in 2006.
•	Hotels.com®, the fifth largest online travel agency in the world, grew its worldwide gross bookings 20% to $2.3 billion in 2006, and expanded its presence to 35 countries.
Content & Innovation
•	TripAdvisor®, the largest travel community in the world, was named the “best website for travel information” by Zagat Survey. TripAdvisor continues to innovate on behalf of travelers, most recently introducing its “save it and go” functionality, allowing travelers to personalize their TripAdvisor experiences by adding maps, photos, their own notes and travel plan details to their “MyTrips” folders .
•	Expedia.com began testing a new homepage treatment at www.expedia.com, balancing planning, inspiration and savings, including a real-time scrolling “Today’s Top Travel Deals” widget. Expedia also debuted guest registration, empowering travelers to purchase Expedia products and services without requiring a user account.
•	ECT announced the launch of a new Global Flight Search platform for the European market, offering European-based customers enhanced flight search and booking capabilities. ECT also launched a new global reporting platform to help travel managers oversee travel programs across multiple regions, giving them greater access to information and the ability to better evaluate and optimize their travel decisions.
•	Expedia.com.au™ and Expedia.ca™, Expedia’s websites in Australia and Canada, launched “Destinations” tabs featuring TripAdvisor’s user generated “wiki” content.
•	Travel Ticker™ by Hotwire now delivers promotional offers from 115 top brands to more than 10 million U.S. subscribers. Every two weeks, geographically targeted editions of the Travel Ticker newsletter feature handpicked deals for consumers in the East, West and Central U.S.
Partner Services Group (“PSG”)
•	Expedia, Inc. announced a new four-year strategic partnership agreement with AirTran Airways, through which AirTran’s full range of products and services—including all fares, schedules and inventory—will be marketed through Expedia.com®.
•	Expedia, Inc. announced a partnership with Jin Jiang International Hotel Management Company, the largest hotel owner and operator in China. Jin Jiang owns and operates more than 250 hotels, from luxury lodging to economy accommodations, and will now make its entire inventory of hotels available to Expedia® customers.

4 of 20

EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenue	$531,288	$494,749	$2,237,586	$2,119,455
Cost of revenue(1)	121,781	112,612	502,638	480,219

Gross profit	409,507	382,137	1,734,948	1,639,236

Operating expenses:
Selling and marketing(1)	171,417	158,861	786,195	715,624
General and administrative(1)	79,079	73,653	289,649	257,389
Technology and content(1)	35,505	28,509	140,371	130,507
Amortization of intangible assets	23,906	31,863	110,766	126,067
Impairment of intangible asset	—	—	47,000	—
Amortization of non-cash distribution and marketing	60	3,542	9,638	12,597

Operating income	99,540	85,709	351,329	397,052

Other income (expense):
Interest income from IAC/InterActiveCorp	—	—	—	40,089
Other interest income	11,733	2,916	32,065	10,690
Interest expense	(10,036)	(1,722)	(17,266)	(2,106)
Write-off of long-term investment	—	—	—	(23,426)
Other, net	1,721	(20,317)	18,770	(8,428)

Total other income (expense), net	3,418	(19,123)	33,569	16,819

Income before income taxes and minority interest	102,958	66,586	384,898	413,871
Provision for income taxes	(35,928)	(42,082)	(139,451)	(185,977)
Minority interest in (income) loss of consolidated subsidiaries, net	110	730	(513)	836

Net income	$67,140	$25,234	$244,934	$228,730

Net earnings per share available to common stockholders:
Basic	$0.20	$0.07	$0.72	$0.68
Diluted	0.20	0.07	0.70	0.65

Shares used in computing earnings per share:
Basic	330,294	339,746	338,047	336,819
Diluted	343,586	363,632	352,181	349,530

(1) Includes stock-based compensation as follows:
Cost of revenue	$1,772	$2,370	$8,399	$9,503
Selling and marketing	4,228	3,531	15,893	18,121
General and administrative	11,394	8,347	36,877	45,874
Technology and content	5,344	(2,422)	19,116	18,227

Total stock-based compensation	$22,738	$11,826	$80,285	$91,725

5 of 20

EXPEDIA, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(Unaudited)

	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$853,274	$297,416
Restricted cash and cash equivalents	11,093	23,585
Accounts and notes receivable, net of allowance of $4,874 and $3,914	211,430	174,019
Prepaid merchant bookings	39,772	30,655
Deferred income taxes, net	4,867	—
Prepaid expenses and other current assets	62,249	64,569

Total current assets	1,182,685	590,244
Property and equipment, net	137,144	90,984
Long-term investments and other assets	59,289	39,431
Intangible assets, net	1,028,774	1,176,503
Goodwill	5,861,292	5,859,730

TOTAL ASSETS	$8,269,184	$7,756,892

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$600,192	$534,882
Accounts payable, other	120,545	107,580
Short-term borrowings	—	230,755
Deferred merchant bookings	466,474	406,948
Deferred revenue	10,317	7,068
Income taxes payable	30,902	43,405
Deferred income taxes, net	—	3,178
Other current liabilities	171,695	104,409

Total current liabilities	1,400,125	1,438,225
Long-term debt	500,000	—
Deferred income taxes, net	369,297	368,880
Derivative liabilities	28,991	105,827
Other long-term liabilities	4,725	38,423
Minority interest	61,756	71,774

Commitments and contingencies

Stockholders’ equity:
Preferred stock $.001 par value	—	—
Authorized shares: 100,000,000
Series A shares issued and outstanding: 846 and 846
Common stock $.001 par value	328	323
Authorized shares: 1,600,000,000
Shares issued: 328,066,276 and 323,184,577
Shares outstanding: 305,901,048 and 321,979,486
Class B common stock $.001 par value	26	26
Authorized shares: 400,000,000
Shares issued and outstanding: 25,599,998 and 25,599,998
Additional paid-in capital	5,903,200	5,695,498
Treasury stock — Common stock, at cost	(321,155)	(25,464)
Shares: 22,165,228 and 1,205,091
Retained earnings	309,912	64,978
Accumulated other comprehensive income (loss)	11,979	(1,598)

Total stockholders’ equity	5,904,290	5,733,763

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,269,184	$7,756,892

6 of 20

EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Year ended December 31,
	2006	2005
Operating activities:
Net income	$244,934	$228,730
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	48,779	50,445
Amortization of intangible assets, non-cash distribution and marketing and stock-based compensation	200,689	230,389
Deferred income taxes	(10,652)	68,198
Unrealized (gain) loss on derivative instruments, net	(8,137)	6,042
Equity in income of unconsolidated affiliates	(2,541)	(1,668)
Minority interest in income (loss) of consolidated subsidiaries, net	513	(836)
Write-off of long-term investment	—	23,426
Impairment of intangible asset	47,000	—
Foreign exchange (gain) loss on cash and cash equivalents, net	(37,182)	9,292
Other	1,100	1,161
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts and notes receivable	(32,148)	(21,833)
Prepaid merchant bookings and prepaid expenses	(20,694)	(22,492)
Accounts payable, other and other current liabilities	59,858	150,944
Accounts payable, merchant	63,246	90,623
Deferred merchant bookings	59,450	45,051
Deferred revenue	3,225	1,715

Net cash provided by operating activities	617,440	859,187

Investing activities:
Capital expenditures	(92,631)	(52,315)
Acquisitions, net of cash acquired	(32,518)	10,547
Proceeds from sale of business to a related party	13,163	—
Increase in long-term investments and deposits	(1,514)	(369)
Purchase of marketable securities	—	(63)
Proceeds from sale of marketable securities	—	1,000
Transfers to IAC/InterActiveCorp, net	—	(757,206)
Other, net	—	(2,937)

Net cash used in investing activities	(113,500)	(801,343)

Financing activities:
Short-term borrowings, net	(231,036)	230,735
Proceeds from issuance of long-term debt, net of issuance costs	495,346	—
Changes in restricted cash and cash equivalents	4,578	(9,495)
Proceeds from exercise of equity awards	35,258	29,060
Excess tax benefit on equity awards	1,317	—
Withholding taxes for stock option exercises	—	(86,556)
Treasury stock activity	(295,691)	—
Distribution to IAC/InterActiveCorp, net	—	(52,844)
Other, net	—	(4,393)
		[a]aa[a][a][a][a][a] [a]
Net cash provided by financing activities	9,772	106,507
Effect of exchange rate changes on cash and cash equivalents	42,146	(8,603)
		[a]aa[a][a][a][a][a] [a]
Net increase in cash and cash equivalents	555,858	155,748
Cash and cash equivalents at beginning of year	297,416	141,668

Cash and cash equivalents at end of year	$853,274	$297,416

Supplemental cash flow information
Cash paid for interest	$3,036	$251
Income tax payments, net	126,126	10,384

7 of 20

Income Statement Notes
Gross Bookings / Revenue
•	Expedia, Inc. makes travel products and services available on a merchant and agency basis. Merchant transactions typically produce a higher level of net revenues per transaction and are generally recognized when the customer uses the travel product or service. Agency revenues are typically recognized at the time the reservation is booked.
•	Agency bookings accounted for 61% and 59% of total gross bookings for the fourth quarter and full-year 2006, and the fourth quarter and full-year 2005. The mix of agency and merchant bookings remained constant year—over-year for both periods as the increase in average worldwide airfares for agency bookings and the decrease in domestic merchant air bookings were offset by an increase in our worldwide merchant hotel bookings.
•	Agency revenue as a percentage of total revenue decreased for both the fourth quarter and full-year 2006 compared with the prior year periods.
Cost of Revenue
•	Cost of revenue primarily consists of: (1) costs of our data and call centers, including telesales expense; (2) credit card merchant fees; (3) fees paid to fulfillment vendors for processing airline tickets and related customer services; (4) costs paid to suppliers for certain destination inventory; and (5) reserves and related payments to airlines for tickets purchased with fraudulent credit cards.
•	Cost of revenue was 23% of revenue for the fourth quarters of both 2006 and 2005. Excluding stock-based compensation, cost of revenue was 23% of revenue for the fourth quarter and 22% for the prior year period. Cost of revenue excluding stock-based compensation increased 31 basis points as a percentage of revenue due to the increase in costs from traveler care expense and costs associated with our transition of air segments between GDS providers, partially offset by an increased mix of merchant hotel revenue, which has a higher gross margin than our overall business.
•	2006 cost of revenue was 22% of revenue compared with 23% in 2005, a decrease of 19 basis points as our mix of merchant hotel increased. Excluding stock-based compensation, cost of revenue was 22% of revenue for both 2006 and 2005.
•	Cost of revenue includes depreciation expense of $3 million for the fourth quarters of 2006 and 2005, and $10 million and $11 million for 2006 and 2005.
Operating Expenses (non-GAAP)
(Stock-based compensation expense has been excluded from all calculations and discussions below)
•	Operating expenses as a percentage of revenue for the fourth quarters and full-years of 2006 and 2005 were as follows (some numbers may not add due to rounding):

	Three months		Twelve months
	ended December 31,		ended December 31,
	2006	2005	2006	2005
Selling and marketing	31.5%	31.4%	34.4%	32.9%
General and administrative	12.7%	13.2%	11.3%	10.0%
Technology and content	5.7%	6.3%	5.4%	5.3%

Total	49.9%	50.8%	51.1%	48.2%
•	Operating expenses include depreciation expense of $10 million for the fourth quarter of 2006 and 2005, and $39 million for both 2006 and 2005.
Selling and Marketing (non-GAAP)
•	Selling and marketing expense primarily relates to direct advertising and distribution expense, including television, radio and print spending, as well as traffic generation costs from internet portals, search engines and our private label and affiliate programs.

•	Approximately 27% of fourth quarter expense related to indirect costs including personnel such as PSG staff, marketing teams and destination services desk personnel, compared with 23% for the prior year period.

8 of 20

•	Selling and marketing expense was relatively flat for the fourth quarter as increased indirect costs were offset by slower growth of direct costs due to reduced spend at our domestic points of sale.

•	The 1.5% increase in selling and marketing expense as a percentage of revenue for full-year 2006 compared with 2005 was primarily due to a 25% increase in indirect costs. Excluding indirect cost increases, selling and marketing expense grew 7% year-over-year, nearly in-line with our 6% revenue growth.

•	We expect absolute amounts spent on selling and marketing to increase in 2007. The direction of this line item as a percentage of revenue in 2007 will primarily depend on our ability to drive efficiencies in our various marketing spends.
General and Administrative (non-GAAP)
•	General and administrative expense consists primarily of personnel-related costs for support functions that include our executive leadership, finance, legal, tax and human resources functions, and fees for professional services that include legal, tax and accounting.

•	The 0.5% year-over-year decrease in general and administrative expense as a percentage of revenue for the fourth quarter was primarily due to decreased use of external professional services as we transitioned to full-time employees, as well as lower payroll taxes from option exercises compared with the prior year period, partially offset by increased legal fees.

•	The 1.3% year-over-year increase in general and administrative expense as a percentage of revenue in 2006 was due to the increased headcount and compensation as an independent public company for the full year, as well as increased legal expenses.

•	We expect general and administrative expense to increase in absolute dollars but decrease as a percentage of revenue in 2007 as we have largely completed our overhead additions as a stand-alone public company.
Technology and Content (non-GAAP)
•	Technology and content expense includes product development expenses principally related to payroll and related expenses, hardware and software expenditures and amortization of software development costs.

•	The 0.6% year-over-year decrease in technology and content expense as a percentage of revenue for the fourth quarter was due to the completed amortization of capitalized spend impacting the prior year’s expense, and the capitalization of current software development efforts which have yet to be placed into service.

•	Technology and content was relatively flat as a percentage of revenue in 2006 compared with 2005 as software development costs incurred during the year were largely capitalized, and we completed the amortization of previously capitalized amounts.

•	The $40 million increase in capital expenditures for 2006 compared with 2005 is primarily due to capitalized software costs, which are capitalized during development and expensed as technology and content over a three year period subsequent to the software being placed into service. We began putting significant amounts of development work into service in the fourth quarter, and expect that to continue in early 2007, which will significantly increase 2007 technology and content expense.

•	Given our historical and ongoing investments in our enterprise data warehouse, re-platforming, geographic expansion, data centers, redundancy, call center technology, site merchandising, content management, site monitoring, networking, corporate travel, supplier integration and other initiatives, we expect technology and content expense to increase in absolute dollars and as a percentage of revenue in both 2007 and 2008.
Stock-Based Compensation Expense
•	Stock-based compensation expense relates primarily to expense for stock options and restricted stock units (“RSUs”). Since February 2003, we have awarded RSUs as our primary form of employee stock-based compensation. Our stock-based awards generally vest over five years.

•	Fourth quarter stock-based compensation expense was $23 million, consisting of $15 million in expense related to RSUs and other equity compensation and $8 million in stock option expense. $4 million of RSU expense and $1 million of option expense relate to a change in estimate related to award forfeitures.

9 of 20

•	Fourth quarter stock-based compensation increased $11 million primarily due to a $14 million reduction of the prior year amount due to a change in forfeiture rate estimates and capitalization of software, partially offset by the $5 million in increased expense related to the net change in estimate.

•	Stock-based compensation expense for 2006 was $80 million, consisting of $44 million in stock options expense and $36 million in expense related to RSUs and other equity compensation. Stock-based compensation decreased $11 million from the prior year amount due to reduced compensation expense from options.

•	Assuming, among other things, no modification of existing awards or significant award grants, we expect stock-based compensation expense for full-year 2007 will be less than $65 million, and will decrease further in 2008.

•	The adoption of SFAS 123(R) on January 1, 2006 did not have a material impact on our financial position as we have been accounting for stock-based awards in accordance with SFAS 123 since January 1, 2003. Per SFAS 123(R), 2006 “cash flow from financing activities” includes $1 million of “excess tax benefit on equity awards.”
Other, Net
•	The $22 million increase in other, net for the fourth quarter primarily relates to a $3 million net unrealized loss from our AskJeeves, Inc. (“Ask”) derivative liability (see Balance Sheet Notes) compared with an $18 million unrealized loss in the prior year period. In addition, we had a $7 million foreign exchange gain in the fourth quarter of 2006, compared with a $2 million loss in the prior year period.

•	Other, net increased $27 million in 2006, primarily due to an $8 million net unrealized gain on the Ask derivatives compared with a $6 million unrealized loss in 2005, and a foreign exchange gain of $10 million in 2006 compared with a $1 million loss in 2005.
Income Taxes
•	The effective tax rate on GAAP pre-tax income was 35% and 36% for the fourth quarter and year-ended December 31, 2006 compared with 63% and 45% in the prior year periods. The effective tax rates in the fourth quarter and for the year were affected by a lower state tax rate, taxes applicable to foreign earnings and non-deductible losses related to our derivative liabilities. Our effective rates in both 2005 periods were higher than the statutory rate principally due to non-deductible stock-based compensation, non-deductible losses related to our derivative liabilities and state income taxes.

•	The effective tax rate on pre-tax adjusted income was 36% and 37% for the fourth quarter and year-ended December 31, 2006 compared with 45% and 38% in the prior year periods. The effective tax rates in the fourth quarter and for the year were affected by a lower state tax rate and taxes applicable to foreign earnings. The prior year period rates were higher than the statutory rate principally due to state taxes and taxes applicable to foreign earnings

•	Cash paid for income taxes in 2006 was $126 million, an increase of $116 million compared with 2005 primarily due to IAC’s payment of taxes on behalf of Expedia prior to our becoming an independent public company, at which point we became directly responsible for our tax obligations.

•	During 2006 we utilized substantially all of our net operating loss carryforwards and expect to be a full cash taxpayer in 2007.

•	We are currently assessing the impact of Financial Interpretation No. 48 on our financial statements.
Foreign Exchange, Acquisitions
•	As Expedia, Inc.’s reporting currency is the U.S. Dollar (“USD”), reported financial results are affected by the strength or weakness of the USD in comparison to the functional currencies of our international operations. Management believes investors may find it useful to assess our growth rates with and without the impact of foreign exchange.

•	For the fourth quarter, worldwide gross bookings grew approximately 7% excluding the impact of foreign exchange, compared with 9% prior to adjusting for foreign exchange. International gross bookings in the fourth quarter grew approximately 27% excluding the impact of foreign exchange, compared with 34% prior to adjusting for foreign exchange.

•	For the full-year 2006, worldwide gross bookings grew 10% both before and after adjusting for the impact of foreign exchange. International gross bookings in 2006 grew approximately 24% excluding the impact of foreign exchange, compared with 26% prior to adjusting for foreign exchange.

10 of 20

•	The benefit of foreign exchange on our cash balances denominated in foreign currency was $42 million in 2006, and is included in “effect of exchange rate changes on cash and cash equivalents” on our statements of cash flows. This amount showed a net increase of $51 million from 2005 due to the benefit of foreign currency appreciation during that time period versus our reporting currency, as well as the increase in our cash balances.

•	There was minimal year-over-year impact from acquisition activity for both the fourth quarter and full-year 2006.
Balance Sheet Notes
Cash, Cash Equivalents and Restricted Cash
•	Cash, cash equivalents and current restricted cash totaled $864 million at December 31, 2006. This amount includes $11 million in restricted cash and equivalents related to merchant air revenue transactions.

•	The $543 million increase in cash, cash equivalents and restricted cash for 2006 principally relates to $599 million in OIBA, $495 million in net proceeds from our senior notes offering, and a $133 million increase in cash from net changes in operating assets and liabilities, partially offset by $296 million in treasury stock activity primarily related to our 20 million share repurchase, $231 million primarily related to pay down of our revolver balance, $126 million in cash taxes paid and $93 million in capital expenditures.
Accounts and Notes Receivable
•	Accounts receivable include credit card receivables generally due within two to three days from credit card agencies, as well as receivables from agency transactions, which are generally due within 30 days from our airlines, global distribution partners and hotel suppliers.

•	Accounts and notes receivable grew faster than overall bookings in 2006 due in part to December 31st falling on a Sunday in 2006 compared with a Saturday in 2005, adding an extra day of receivables to the year-end balance as payments are not received on weekend days.
Prepaid Merchant Bookings
•	Prepaid merchant bookings primarily relate to our merchant air business and reflect prepayments to our airline partners for their portion of the gross booking, prior to the travelers’ dates of travel. Despite the decrease in merchant air booking volume in 2006, prepaid merchant bookings increased $9 million due in part to higher airfares.
Prepaid Expenses and Other Current Assets
•	Prepaid expenses and other current assets are primarily composed of prepaid marketing, prepaid merchant fees, prepaid license and maintenance agreements and prepaid insurance.

•	Prepaid expenses and other current assets decreased in 2006 primarily due to the decrease in prepaid marketing for non-cash distribution and marketing credits we received from IAC as part of our Spin-Off.
Long-Term Investments and Other Assets
•	Long-term investments and other assets include transportation equipment, collateral deposits related to our cross-currency swap agreements, investments in joint ventures and capitalized debt issuance costs.

•	Long-term investments and other assets increased $20 million in 2006 primarily due to higher collateral deposits on our cross-currency swap agreements, capitalized debt issuance costs related to our senior notes and an increase in the value of our joint venture investment.
Goodwill and Intangible Assets, Net
•	Goodwill and intangible assets, net primarily relates to the acquisitions of Hotels.com, Expedia.com and Hotwire.com.

•	$867 million of intangible assets, net relates to intangible assets with indefinite lives, which are not amortized. Our indefinite lived intangible assets relate principally to trade names and trademarks acquired in various acquisitions.

11 of 20

•	We determined that the carrying amount of our indefinite lived trade name intangible asset related to Hotwire exceeded its fair value. As a result, in the third quarter of 2006 we recognized an impairment charge of $47 million. This impairment charge was not deductible for tax purposes.

•	$162 million of intangible assets, net relates to intangible assets with definite lives, which are generally amortized over a period of two to ten years. The majority of this amortization is not deductible for tax purposes.

•	Amortization expense related to definite lived intangibles was $24 million for the fourth quarter and $111 million for full-year 2006, compared with $32 million and $126 million for the prior year periods. Assuming no impairments or acquisitions, we expect amortization expense for definite lived intangibles of $74 million in 2007 and $52 million in 2008.
Deferred Merchant Bookings and Accounts Payable, Merchant
•	Deferred merchant bookings consist of amounts received from travelers who have not yet traveled. The payment to suppliers related to these bookings is not made until approximately one week after booking for air travel and, for all other merchant bookings, after the customer’s use of services and subsequent billing from the supplier, which billing is reflected as accounts payable, merchant on our balance sheet. Therefore, especially for merchant hotel, there is a significant period of time from the receipt of cash from our travelers to supplier payment.

•	As long as the merchant hotel business continues to grow and our business model does not change, we expect that changes in working capital will continue to be positive. If this business declines or if the model changes, it would negatively affect our working capital.

•	Deferred merchant bookings generally mirror the seasonality pattern of our gross bookings.

•	Accounts Payable, merchant contributed $27 million less to net cash flow provided by operating activities in 2006 compared with 2005 due to faster supplier payment processing.
Borrowings
•	Expedia, Inc. maintains a $1 billion five-year unsecured revolving credit facility that bears interest based on our financial leverage, currently priced at 1-month LIBOR+0.50%. As of December 31, 2006 we had no balance on our revolver and were in compliance with all financial covenants under the credit facility.

•	In January 2007 we completed a modified “Dutch auction” tender offer, purchasing 30 million common shares of Expedia, Inc. at a total cost of $660 million, excluding transaction fees and expenses. We borrowed $150 million against the credit facility to finance a portion of the repurchase amount.

•	In August 2006 we completed the placement of $500 million 7.456% Senior Notes (the “Notes”) due 2018 with plans to use the net proceeds of the offering for general corporate purposes, which may include additional repurchases of common stock, repayment of debt, acquisitions, investments, additions to working capital, capital expenditures and advances to, or investments in, our subsidiaries.

•	The Notes are repayable in whole or in part on August 15, 2013 at the option of the note holders. We may redeem the Notes at any time at our option.

•	Semi-annual interest expense related to the Notes is $19 million, to be paid on February 15 and August 15 of each year, beginning with February 2007.

•	On February 14, 2007, we commenced an offer to exchange the Notes for publicly-traded notes with the same terms and conditions. The offer will expire, unless extended, at 5:00 p.m. New York time on March 15, 2007.
Other Current Liabilities
•	Other current liabilities principally relate to accruals for cost of service related to our call center and internet services, accruals for service, bonus, salary and wage liabilities and a reserve for occupancy taxes.

•	Other current liabilities increased $67 million in 2006 due to the net reclassification from other long-term liabilities of $30 million related to our tax sharing agreement with Microsoft, which we expect to pay in the fourth quarter of 2007, accrued interest expense related to our Note payment due February 2007 and increased accrued liabilities associated with the growth of our business.
Derivative Liabilities

12 of 20

•	In connection with IAC’s acquisition of Ask, we issued 4.3 million shares of Expedia, Inc. common stock into an escrow account, which shares (or cash in equal value) were due to holders of Ask convertible notes upon conversion. These shares have been included in diluted shares from the date of Spin-Off.

•	During 2006 notes were converted for 3.5 million shares, leaving 0.8 million shares of Expedia common stock (or cash in equal value) due to Ask note holders upon conversion.

•	The estimated fair value of the Ask notes at December 31, 2006 was $16 million, recorded as a derivative liability on our consolidated balance sheet. This compares with $105 million at year-end 2005. The $89 million decrease reflects the note conversions during 2006, as well as the decrease in our share price from year-end 2005 to year-end 2006.

•	For the fourth quarter we recorded a net unrealized loss of $3 million related to the Ask notes due to the increase in our share price at the end of the fourth quarter compared with the end of the third quarter. This loss is reflected as an increase in derivative liabilities, is recorded in “other, net” on our consolidated statements of income and is excluded from both our OIBA and adjusted net income calculations.

•	For 2006 we recorded a net gain of $8 million related to the Ask notes due to changes in our share price during 2006. This gain is reflected as a decrease in our derivative liabilities balance.

•	We anticipate recording a quarterly unrealized gain or loss in future quarters related to any remaining liability as we adjust the fair value for changes in our stock price, as measured at subsequent quarter-ends compared with the prior quarter-end.

•	The remaining $13 million of derivative liabilities at December 31, 2006 primarily relates to cross-currency swaps, which increased $12 million from December 31, 2005 due to the weakening of the USD compared with the Euro and rising interest rates.
Other Long-Term Liabilities
•	The $34 million decrease in other long-term liabilities principally relates to the reclassification to other current liabilities of a $36 million payable to Microsoft in conjunction with a tax sharing agreement, $6 million of which we paid in the fourth quarter of 2006, and $30 million of which we expect to pay in the fourth quarter of 2007.
Minority Interest
•	Our minority interest primarily relates to our minority ownership position in eLong, results for which are consolidated for all periods presented.

•	2006 minority interest decreased $10 million, reflecting our purchase of the remaining minority interests in TripAdvisor and Egencia, offset by increased minority interest associated with changes in our eLong equity holdings during the year.
Purchase Obligations
•	At December 31, 2006 we have agreements with certain vendors under which we have future minimum obligations of $29 million in 2007, $9 million in 2008 and $8 million in 2009. These minimum obligations for telecom, loyalty, software and other support services are less than our projected use for those periods, and we expect payment to be more than the minimum obligations based on our actual use. In addition, if certain obligations are met by our counterparties, our obligations will increase.

•	These obligations are not reflected on our consolidated balance sheets herein.
Common Stock
•	During 2006 we repurchased 20 million shares of Expedia, Inc. common stock for $288 million at an average repurchase price of $14.42 per share, including transaction costs.

•	In August 2006 our Board of Directors authorized an additional repurchase of up to 20 million common shares. There is no fixed termination date for the repurchase, and as of the date of this release we have not repurchased any shares under this authorization.

•	In January 2007 Expedia completed its tender offer, purchasing 30 million shares of its common stock at a purchase price of $22.00 per share at a total cost of $660 million, excluding transaction costs.

13 of 20

Class B Common Stock
•	There are approximately 26 million shares of Expedia Class B common stock outstanding, owned solely by Liberty Media Corporation and its subsidiaries (“Liberty”). Class B shares are entitled to ten votes per share when voting on matters with the holders of Expedia common and preferred stock.
•	Through the common stock our Chairman and Senior Executive, Barry Diller, owns directly, as well as the common stock and Class B stock for which he has been assigned an irrevocable proxy by Liberty, Mr. Diller had a controlling 55% voting interest in Expedia, Inc. as of December 31, 2006. As of January 19, 2007, following our repurchase of 30 million shares, Mr. Diller’s voting interest increased to 58%.
Warrants
•	As of December 31, 2006 we had 58.5 million warrants outstanding, which, if exercised in full, would entitle holders to acquire 34.6 million common shares of Expedia, Inc. for an aggregate purchase price of approximately $774 million (representing an average of $22 per Expedia, Inc. common share).
•	32.2 million of these warrants are privately held and expire in 2012, and 26.0 million warrants are publicly-traded and expire in 2009. There are 0.3 million miscellaneous warrants outstanding.
Stock-Based Awards
•	At December 31, 2006 we had 31 million stock-based awards outstanding, consisting of stock options to purchase 23 million common shares with a $16.52 weighted average exercise price and weighted average remaining life of 3.4 years, and 8 million RSUs.
•	During the fourth quarter we granted 0.7 million RSUs. For the year we granted 5 million RSUs to employees, including approximately 1 million performance-related grants to certain executives.
•	For the year employee equity award grants net of cancellations, expirations and forfeitures were 2.2 million, less than 1% of the prior year diluted share count.
Basic, Fully Diluted and Adjusted Diluted Shares
•	Weighted average basic, fully diluted and adjusted diluted share counts are as follows (in 000’s; some numbers may not add due to rounding):

	3 Months Ended	3 Months Ended	12 Months Ended	12 Months Ended
Shares	12.31.06	12.31.05	12.31.06	12.31.05
Basic	330,294	339,746	338,047	336,819
Options	7,339	13,249	7,744	5,568
Warrants	3,756	5,138	3,600	5,007
Derivative liabilities	867	4,304	1,463	1,697
RSUs / RSAs	1,323	419	1,092	145
Other	7	776	235	295

Fully diluted	343,586	363,632	352,181	349,530
RSUs / RSAs, Adjusted Net Income method	5,849	4,648	6,189	2,366

Adjusted diluted	349,435	368,280	358,370	351,896

•	Our 30 million share repurchase completed pursuant to a tender offer in January 2007 is not reflected in these share amounts.
•	The decrease in basic, fully diluted and adjusted diluted shares for the fourth quarter primarily relates to our open market repurchase of 20 million common shares, completed in July 2006.
•	Full-year 2006 shares increased from the prior year period despite the 20 million share repurchase as we did not include the dilutive effect of any securities other than warrants prior to August 9, 2005 because we were not obligated to issue underlying common stock for these potentially dilutive securities prior to the Spin-Off date (see “Basis of Presentation” below for additional information on the Spin-Off).

14 of 20

Expedia, Inc.
Operational Metrics — Fourth Quarter and Full-Year 2006
(All figures in millions)
•	The following metrics are intended as a supplement to the financial statements found in this press release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our filings with the SEC and financial statements in our most recent earnings releases.
•	We intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, these metrics are subject to removal and/or change, and such changes could be material.
•	“Expedia” gross bookings constitute bookings from all Expedia-branded properties, including our international sites and our worldwide ECT businesses. “Other” gross bookings constitute bookings from all brands other than Expedia and Hotels.com.
•	100% of TripAdvisor revenue is included in “Domestic” revenue.
•	Metrics, with the exception of revenue items, include 100% of the results of an unconsolidated joint-venture of which we own approximately 49.9%.
•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.
•	Some numbers may not add due to rounding.

	2005				2006
									Q4 Y/Y			2006 Y/Y
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Growth	2005	2006	Growth
Gross Bookings by Geography
Domestic	$3,160	$3,208	$3,031	$2,604	$3,508	$3,455	$3,095	$2,628	1%	$12,003	$12,687	6%
International	926	924	907	791	1,140	1,109	1,166	1,058	34%	3,548	4,473	26%

Total	$4,086	$4,133	$3,938	$3,395	$4,648	$4,565	$4,261	$3,687	9%	15,552	17,161	10%
Revenue by Geography
Domestic	$378	$430	$447	$364	$371	$443	$434	$368	1%	$1,620	$1,616	0%
International	107	125	138	130	123	156	180	164	25%	500	622	24%

Total	$485	$555	$585	$495	$494	$598	$614	$531	7%	2,119	2,238	6%
Gross Bookings by Brand
Expedia	$3,252	$3,191	$3,048	$2,679	$3,680	$3,590	$3,343	$2,962	11%	12,169	$13,575	12%
Hotels.com	483	497	502	407	582	621	600	456	12%	1,890	2,259	20%
Other	352	445	387	309	386	354	318	268	-13%	1,493	1,326	-11%

Total	$4,086	$4,133	$3,938	$3,395	$4,648	$4,565	$4,261	$3,687	9%	15,552	17,161	10%
Gross Bookings by Agency/Merchant
Agency	$2,364	$2,396	$2,276	$2,068	$2,695	$2,728	$2,473	$2,253	9%	$9,103	$10,150	11%
Merchant	1,722	1,737	1,662	1,327	1,953	1,837	1,788	1,433	8%	6,448	7,011	9%

Total	$4,086	$4,133	$3,938	$3,395	$4,648	$4,565	$4,261	$3,687	9%	15,552	17,161	10%

Packages Revenue	$114	$124	$128	$106	$114	$131	$125	$107	1%	$472	$476	1%
Number of Transactions	9.6	10.1	10.4	8.7	10.8	10.6	10.4	9.0	3%	38.8	40.7	5%
Merchant Hotel Room Nights	7.3	8.8	10.2	8.3	8.1	10.1	11.1	8.7	6%	34.6	38.1	10%
Notes & Definitions:
Gross Bookings — Total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel, including taxes, fees and other charges, and are generally not reduced for cancellations and refunds.
Number of Transactions — Quantity of purchases reported as booked, net of cancellations. Packages purchased using our packages wizard, which by definition include a merchant hotel, are recorded as a single transaction.
Merchant Hotel Room Nights — Worldwide merchant hotel nights, net of cancellations. With the exception of Hotwire, which records room nights upon booking, nights are reported as stayed. This metric includes nights stayed on both a package and stand-alone basis.

15 of 20

Definitions of Non-GAAP Measures
Expedia, Inc. reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS, Free Cash Flow and non-GAAP operating expense (non-GAAP selling and marketing, non-GAAP general and administrative and non-GAAP technology and content), all of which are supplemental measures to GAAP and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business, on which internal budgets are based and by which management is compensated. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures.
Operating Income Before Amortization (“OIBA”) is defined as operating income plus: (1) amortization of non-cash distribution and marketing expense, (2) stock-based compensation expense, (3) amortization of intangible assets and goodwill and/or intangible asset impairment, if applicable and (4) certain one-time items, if applicable. OIBA represents the combined operating results of Expedia, Inc.’s businesses, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of other non-cash expenses that may not be indicative of our core business operations. Management believes this measure is useful to investors because it corresponds more closely to the cash operating income generated from our core operations by excluding significant non-cash operating expenses, it aids in forecasting and analyzing future operating income as stock-based compensation, amortization of intangibles (assuming no subsequent acquisitions), and non-cash distribution and marketing expenses have declined and are likely to decline going forward and because it provides greater insight into management decision making at Expedia, Inc. as OIBA is our primary internal metric for evaluating the performance of our businesses. OIBA has certain limitations in that it does not take into account the impact of certain expenses to Expedia, Inc.’s statements of income, including stock-based compensation, non-cash payments to partners, acquisition-related accounting and certain one-time items, if applicable. Due to the high variability and difficulty in predicting certain items that affect net income, such as tax rates, stock price and interest rates, Expedia, Inc. is unable to provide a reconciliation to net income on a forward-looking basis without unreasonable efforts.
Adjusted Net Income generally captures all items on the statements of income that have been, or ultimately will be, settled in cash and is defined as net income available to stockholders plus net of tax (1) amortization of non-cash distribution and marketing expense, (2) stock-based compensation expense, (3) amortization of intangible assets and goodwill and/or intangible impairment, if applicable, (4) one-time items, (5) mark to market gains and losses on derivative liabilities, (6) discontinued operations and (7) the minority interest impact of the aforementioned adjustment items. We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of other non-cash expenses and items not directly tied to the core operations of our businesses.
Adjusted EPS is defined as Adjusted Net Income divided by weighted fully diluted shares outstanding for Adjusted EPS purposes. We include dilution from options and warrants per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of non-cash expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have similar limitations as OIBA. In addition, Adjusted Net Income does not include all items that affect our net income and net income per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of income.
Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the

16 of 20

core operations of our businesses, such as financing activities, foreign exchange or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.
Non-GAAP cost of revenue, selling and marketing, general and administrative and technology and content expenses excluding stock-based compensation exclude stock-based compensation related to expenses for stock options, restricted stock units and other equity compensation under FAS 123(R). Expedia, Inc. excludes stock-based compensation expenses from these measures primarily because they are non-cash expenses that we do not believe are necessarily reflective of our ongoing cash operating expenses and cash operating income. These expenses are also likely to decline in the near future as we no longer award options as our primary form of equity compensation. In addition, due to historical accounting charges and credits related to our spin-off, changes in forfeiture estimates and other events, stock-based compensation has been highly variable in some historical quarters, impairing year-on-year and quarter-to-quarter comparability. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use when adopting FAS 123(R), management believes that providing non-GAAP financial measures that exclude stock-based compensation allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies, as well as providing management with an important tool for financial operational decision making and for evaluating our own recurring core business operating results over different periods of time. There are certain limitations in using financial measures that do not take into account stock-based compensation, including the fact that stock-based compensation is a recurring expense and a valued part of employees’ compensation. Therefore it is important to evaluate both our GAAP and non-GAAP measures. See the Note to the Consolidated Statements of Income for stock-based compensation by line item.
Tabular Reconciliations for Non-GAAP Measures
Operating Income Before Amortization

	Three months ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005
	(in thousands)
OIBA	$146,244	$132,940	$599,018	$627,441
Amortization of intangible assets	(23,906)	(31,863)	(110,766)	(126,067)
Impairment of intangible asset	—	—	(47,000)	—
Stock-based compensation	(22,738)	(11,826)	(80,285)	(91,725)
Amortization of non-cash distribution and marketing	(60)	(3,542)	(9,638)	(12,597)

Operating income	99,540	85,709	351,329	397,052

Interest income, net	1,697	1,194	14,799	48,673
Write-off of long-term investment	—	—	—	(23,426)
Other, net	1,721	(20,317)	18,770	(8,428)
Provision for income taxes	(35,928)	(42,082)	(139,451)	(185,977)
Minority interest in (income) loss of consolidated subsidiaries, net	110	730	(513)	836

Net income	$67,140	$25,234	$244,934	$228,730

17 of 20

Adjusted Net Income & Adjusted EPS

	Three months ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005
	(in thousands, except per share data)

Net income	$67,140	$25,234	$244,934	$228,730
Amortization of intangible assets	23,906	31,863	110,766	126,067
Impairment of intangible asset	—	—	47,000	—
Stock-based compensation	22,738	11,826	80,285	91,725
Amortization of non-cash distribution and marketing	60	3,542	9,638	12,597
Write-off of long-term investment	—	—	—	23,426
Unrealized loss (gain) on derivative instruments, net	3,472	18,042	(8,137)	6,042
Minority interest	(202)	(382)	(922)	(1,827)
Provision for income taxes	(18,984)	(17,378)	(93,052)	(70,982)

Adjusted net income	$98,130	$72,747	$390,512	$415,778

GAAP diluted weighted average shares outstanding	343,586	363,632	352,181	349,530
Additional restricted stock units	5,849	4,648	6,189	2,366

Adjusted weighted average shares outstanding	349,435	368,280	358,370	351,896

Diluted earnings per share	$0.20	$0.07	$0.70	$0.65

Adjusted earnings per share	$0.28	$0.20	$1.09	$1.18

Free Cash Flow

	Three months ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005
	(in thousands)

Net cash provided by operating activities	$(106,128)	$(91,280)	$617,440	$859,187
Less: capital expenditures	(25,051)	(11,456)	(92,631)	(52,315)

Free cash flow	$(131,179)	$(102,736)	$524,809	$806,872

Non-GAAP cost of revenue, selling and marketing, general and administrative and technology and content expenses excluding stock-based compensation

	Three months ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005
	(in thousands)
Cost of revenue	$121,781	$112,612	$502,638	$480,219
Less: stock-based compensation	(1,772)	(2,370)	(8,399)	(9,503)

Cost of revenue excluding stock-based compensation	$120,009	$110,242	$494,239	$470,716

Selling and marketing expense	$171,417	$158,861	$786,195	$715,624
Less: stock-based compensation	(4,228)	(3,531)	(15,893)	(18,121)

Selling and marketing expense excluding stock-based compensation	$167,189	$155,330	$770,302	$697,503
General and administrative expense	$79,079	$73,653	$289,649	$257,389
Less: stock-based compensation	(11,394)	(8,347)	(36,877)	(45,874)

General and administrative expense excluding stock-based compensation	$67,685	$65,306	$252,772	$211,515

Technology and content expense	$35,505	$28,509	$140,371	$130,507
Less: stock-based compensation	(5,344)	2,422	(19,116)	(18,227)

Technology and content expense excluding stock-based compensation	$30,161	$30,931	$121,255	$112,280

18 of 20

Conference Call
Expedia, Inc. will audiocast a conference call to discuss fourth quarter and full-year 2006 financial results and certain forward-looking information on Thursday, February 15, 2007 at 8:00 a.m. Pacific Time (PT). The audiocast will be open to the public and available via http://www.expediainc.com/ir. Expedia, Inc. expects to maintain access to the audiocast on the IR website for approximately three months subsequent to the initial broadcast.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of February 15, 2007 and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “intends,” “plans” and “believes,” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income, earnings per share and other measures of results of operation and the prospects for future growth of Expedia, Inc.’s business.
Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others: Expedia, Inc.’s ability to effectively update, automate and integrate disparate financial and accounting systems and approaches among its brands and businesses; the accuracy, integrity, security and redundancy of systems, including financial and accounting systems, and networks of Expedia, Inc.; reliance on newly implemented systems supporting our financial planning and projections; changes in our relationships with travel suppliers or GDS partners; adverse changes in senior management; the rate of growth of the internet and online travel; our inability to recognize the benefits of our investment in technologies; changes in the competitive environment, the e-commerce industry and broadband access; declines or disruptions in the travel industry (including those caused by decreased consumer and business spending, adverse weather, bankruptcies, health risks, war, terrorism and/or general economic downturns); the rate of online migration in the various geographies and markets in which Expedia, Inc. operates, including Asia; fluctuations in foreign exchange rates; changing laws, rules and regulations and legal uncertainties relating to our business; Expedia, Inc.’s ability to expand successfully in international markets; possible charges resulting from, among other events, integration and process review activities, platform migration and shared services efforts; failure to realize cost efficiencies; the successful completion of any future corporate transactions or acquisitions; and the integration of current and acquired businesses; and other risks detailed in Expedia, Inc.’s public filings with the SEC, including Expedia, Inc.’s most recent quarterly report on Form 10-Q and its annual report on Form 10-K for the year ended December 31, 2005.
Except as required by law, Expedia, Inc. undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.
Basis of Presentation
On August 9, 2005, IAC separated into two companies. As a result, Expedia, Inc. became a separate public company (the “Spin-Off”). These financial statements present results of operations, financial position and cash flows on a combined basis until the Spin-Off and on a consolidated basis thereafter. The unaudited financial statements relating to periods prior to August 9, 2005 were prepared on a combined basis because there was no direct ownership relationship among any or all of the businesses that comprised Expedia, Inc. upon Spin-Off.
About Expedia, Inc.
Expedia, Inc. is the world’s leading online travel company, empowering business and leisure travelers with the tools and information they need to easily research, plan, book and experience travel. Expedia, Inc. also provides wholesale travel to

19 of 20

offline retail travel agents. Expedia, Inc.’s portfolio of brands include: Expedia.com®, hotels.com®, Hotwire®, Expedia® Corporate Travel, TripAdvisor® and Classic Vacations®. Expedia, Inc.’s companies also operate internationally with sites in Canada, the United Kingdom, Germany, France, Italy, the Netherlands, Australia, Japan, Denmark, Sweden, Norway and China, through its investment in eLong™. For more information, visit http://www.expediainc.com (NASDAQ: EXPE).
Expedia, Expedia.com, WWTE® and the Airplane logo are either registered trademarks or trademarks of Expedia, Inc. in the U.S. and/or other countries. Classic Vacations and the Bird of Paradise logo are either registered trademarks or trademarks of Classic Vacations, LLC in the U.S. and/or other countries. hotels.com, the hotels.com logo and We Know Hotels Inside And Out are either registered trademarks or trademarks in the U.S. and/or other countries of Hotels.com, L.P., a subsidiary of Hotels.com. Hotwire, Hotwire.com and Travel Ticker are either registered trademarks or trademarks of Hotwire, Inc. in the U.S. and/or other countries. eLong and the eLong logo are either registered trademarks or trademarks of eLong, Inc. in the U.S. and/or other countries. TripAdvisor, the Owl Logo and Get The Truth. Then Go. are either registered trademarks or trademarks in the U.S. and/or other countries of TripAdvisor LLC. Other logos and product or company names mentioned herein may be the property of their respective owners.

Contacts
Investor Relations	Communications
(425) 679-3555	(425) 679-4317
ir@expedia.com	press@expedia.com
© 2007 Expedia, Inc. All rights reserved. CST 2029030-40.

20 of 20